Exhibit 10.25.4

THIRD AMENDMENT TO THE

HAWKER BEECHCRAFT SAVINGS AND INVESTMENT PLAN

This Third Amendment to the Hawker Beechcraft Savings and Investment Plan is made this 18th day of December, 2009.

WHEREAS, Hawker Beechcraft Corporation (the “Company”) maintains the Hawker Beechcraft Savings and Investment Plan (the “Plan”); and

WHEREAS, the Company has reserved the right to amend the Plan.

NOW, THEREFORE in consideration of the foregoing premises, the Plan is amended to read as follows:

(1) Effective January 1, 2008, Section 4.05.H. of the Plan is amended in its entirety to read as follows:

H.	Allocation of Earnings to Excess Elective Deferrals and Excess Contributions. Excess Contributions and Excess Elective Deferrals shall be adjusted for any income or loss through the end of the Plan Year. Income or loss allocable to Excess Contributions and Excess Elective Deferrals may be determined using any reasonable method, provided such method is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year, and is used by the Plan for allocating income or loss to Participants’ accounts. Alternatively, the Plan Administrator may elect to use the following safe-harbor method of allocating income or loss to Excess Contributions and/or Excess Elective Deferrals, which amount shall be equal to the income or loss allocable to the Participant’s elective-deferral account(s) for the Plan Year multiplied by a fraction, the numerator of which is such Participant’s Excess Contributions (or Excess Elective Deferrals, as applicable) for the year and the denominator is the Participant’s account balance attributable to Elective Deferrals without regard to any income or loss occurring during such Plan Year.

(2) Effective January 1, 2008, Section 4.06.H. of the Plan is amended in its entirety to read as follows:

H.

Allocation of Earnings to Excess Aggregate Contributions. Excess Aggregate Contributions shall be adjusted for any income or loss through the end of the Plan Year. Income or loss allocable to Excess Aggregate Contributions may be determined using any reasonable method, provided such method is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year, and is used by the Plan for allocating income or loss to Participants’ accounts. Alternatively, the Plan Administrator may elect to use the following safe-harbor method of allocating income or loss to Excess Aggregate Contributions, which amount shall be equal to the income or loss allocable to the Participant’s after-tax contribution accounts and Matching Account (and, if applicable, qualified nonelective contribution account and before-tax contribution account) for the Plan Year multiplied by a fraction, the numerator of which is such Participant’s Excess Aggregate Contributions for the year and the denominator is the Participant’s account balance(s) attributable to Contribution Percentage Amounts without regard to any income or loss occurring during such Plan Year.

(3) Effective January 1, 2009, Section 5.02.E.2. is amended to include within an Employee’s Section 415 Compensation any differential pay paid by the Employer to the Employee during the Limitation Year.

(4) Effective January 1, 2009, Section 6.09 is amended to add the following new subparagraph:

D.	2009 Minimum Distributions. Notwithstanding the foregoing, a Participant or Beneficiary who would have been required to receive required minimum distributions for 2009 but for the enactment of Code Section 401(a)(9)(H) (“2009 RMDs”) and who would have satisfied that requirement by receiving distributions that are either (1) equal to the 2009 RMDs, or (2) one or more payments in a series of substantially equal distributions (that include the 2009 RMDs) made at least annually and expected to last for the life (or life expectancy) of the Participant, the joint lives (or joint life expectancy) of the Participant and the Participant’s Designated Beneficiary, or for a period of at least 10 years (“Extended 2009 RMDs”), will not receive those distributions for 2009 unless the Participant or Beneficiary chooses to receive such distributions. Participants and Beneficiaries described in the preceding sentence will be given the opportunity, upon request, to elect to receive the distributions described in the preceding sentence. For purposes of Section 6.12 of the Plan, a direct rollover will be offered only for distributions that otherwise would be eligible rollover distributions without regard to Code Section 401(a)(9)(H).

(5) Effective January 1, 2007, the second sentence of the first paragraph of Section 6.12 is amended in its entirety to read as follows:

The Administrative Committee will provide each Distributee, no less than 30 days and no more than 180 days before the distribution is made, a written explanation of the direct rollover rules of Code Section 401(a)(31).

(6) Effective January 1, 2009, Section 6.12.C. is amended to add the following sentence at the end thereof:

Further, in the event of a deceased Participant, a designated beneficiary, as defined by Code Section 401(a)(9)(E), who is not a surviving spouse of the

Participant will be a Distributee with regard to a direct trustee-to-trustee transfer to an individual retirement plan described in Code Section 402(c)(8)(B)(i) or (ii) established for the purpose of receiving the distribution.

(7) Effective January 1, 2008 (or as otherwise provided), Section 6.12.E. is amended in its entirety to read as follows:

E.	Eligible Retirement Plan. An “Eligible Retirement Plan” is (i) an individual retirement account described in Code Section 408(a); (ii) an individual retirement annuity described in Code Section 408(b); (iii) a qualified plan described in Code Section 401(a) that accepts rollover contributions; (iv) an annuity plan described in Code Section 403(a); (v) an eligible plan under Code Section 457(b) that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and that agrees to separately account for amounts transferred into such plan from this Plan; (vi) an annuity contract described in Code Section 403(b); or (vii) a Roth IRA described in Code Section 408A. This definition of “Eligible Retirement Plan” also shall apply in the case of a distribution to a surviving Spouse and in the case of a distribution to a Spouse or former Spouse who is an alternate payee under a qualified domestic relations order (as defined in Code Section 414(p)). Effective January 1, 2009, in the case of a distribution to a designated beneficiary who is not a surviving spouse, the term “Eligible Retirement Plan” means an individual retirement plan described in Code Section 402(c)(8)(B)(i) or (ii).

(8) Effective January 1, 2007, the second paragraph of Section 6.12.F. is amended in its entirety to read as follows:

A portion of a distribution shall not fail to be an Eligible Rollover Distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in section 408(a) or (b) of the Code or to a plan described in section 401(a), 403(a), or 403(b) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

(9) Effective January 1, 2009 (or as otherwise provided), Section 12.21 is amended in its entirety to read as follows:

Section 12.21. USERRA and Qualified Military Service. The provisions of this Section incorporate rules applicable to Participants performing Qualified Military Service or other service in the uniformed services.

A.	USERRA Rights Generally. The treatment of a Participant under the Plan with respect to Qualified Military Service will be provided in accordance with Section 414(u) of the Code.

B.	Survivor Benefits. Effective for military deaths occurring on or after January 1, 2007, if a Participant dies while performing Qualified Military Service, the survivor(s) of the Participant are entitled to any additional benefits (e.g., death benefit, accelerated vesting, etc.), other than benefit accruals relating to the period of Qualified Military Service, that otherwise would be provided under the Plan had the Participant resumed and then terminated employment on account of death.

C.	Differential Pay. For purposes of applying any Code-based requirements to this Plan, including, but not limited to, the limitations under Code Section 415 and any applicable nondiscrimination requirement, a Participant receiving a Differential Wage Payment will be treated as an employee of the Employer making the payment, and the Differential Wage Payment will be treated as “compensation” of the Participant receiving the payment.

D.	Definitions. As used in this Section, the following terms have the following meanings:

1.	“Qualified Military Service” means any service in the uniformed services (as defined in chapter 43 of title 38, United States Code, as in effect on December 12, 1994) by any individual if such individual is entitled to reemployment rights under such chapter with respect to such service.

2.	“Differential Wage Payment” means any payment that (i) is made by an Employer to a Participant with respect to any period during which the Participant is performing service in the uniformed services (as defined in chapter 43 of title 38, United States Code) while on active duty for a period of more than 30 days, and (ii) represents all or a portion of the wages the Participant would have received from the Employer if the Participant were performing service for the Employer.

IN WITNESS WHEREOF, the Company has caused this amendment to be executed as of the date first set forth above.

HAWKER BEECHCRAFT CORPORATION

By:	/s/ James D. Knight
Name:	James D. Knight
Title:	Vice President and Controller